SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 9, 2005

CERUS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-21937	68-0262011
(State of jurisdiction)	(Commission File No.)	(IRS Employer Identification No.)

2411 Stanwell Drive

Concord, California 94520

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (925) 288-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                          Other Events.

As a consequence of the closing by BioOne Corporation (“BioOne”) of a Series B Preferred Stock financing on December 9, 2005, BioOne has an obligation to issue to the Company the Yen equivalent of $5,000,000 of BioOne Series B Preferred Stock and a warrant to purchase additional shares of Series B Preferred Stock. The Company is not required to make any payment to BioOne for the issuance of such shares or warrants. The warrant is exercisable at a nominal price. Combining the shares being issued to the Company currently with the shares to be issued to the Company upon exercise of the warrant, the constructive price per share in the transaction equals the average of the share issuance prices in the above-referenced Series B Preferred Stock financing and in the previous BioOne Series A Preferred Stock financing. The issuance of the securities may be subject to completion of subscription documentation and Japanese legal procedures. Such issuances by BioOne are partial consideration for the license and related rights granted to BioOne pursuant to that certain Commercialization Agreement, dated as of May 27, 2005, by and among the Company, BioOne and subsidiaries of Baxter International Inc. The amount of consideration represented by the Series B Preferred Stock and warrants will be recognized by the Company over the remaining development period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERUS CORPORATION

Dated: December 21, 2005	By:	/s/ Howard G. Ervin
Howard G. Ervin
Vice President, Legal Affairs